UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   April 26, 2016

VOXX INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-28839 (Commission File Number)
13-1964841 (IRS Employer Identification No.)
2351 J. Lawson Boulevard, Orlando, Florida (Address of principal executive offices)	32824 (Zip Code)

Registrant's telephone number, including area code (800) 645-7750

180 Marcus Boulevard
Hauppauge, NY 11788
(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of file following provisions:
[ ]       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(e))

Item 1.01    Entry into a Material Definitive Agreement
On April 26, 2016, VOXX International Corporation (the “Company”) and certain of its wholly-owned subsidiaries (the “Borrowers”) entered into a Second Amended and Restated Credit Agreement (the “Credit Agreement”) with the lenders party thereto and Wells Fargo Bank, National Association (“Wells Fargo” or the “Agent”), as agent for such lenders.

Availability
The Credit Agreement provides for a revolving credit facility (the “Revolving Credit Facility”) with committed availability of up to $140.0 million (the “Maximum Revolver Amount ”). The Maximum Revolver Amount may be increased, at the option of the Company, up to a maximum of $175.0 million, and the Revolving Credit Facility includes a $15.0 million sublimit for letters of credit and a $15.0 million sublimit for swingline loans. The Credit Agreement also provides for a Term Loan in the amount of $15.0 million (which Term Loan was fully funded at closing).

The Company may borrow under the Revolving Credit Facility from time to time, provided the aggregate amounts outstanding will not at any time exceed the lesser of (a) the Maximum Revolver Amount, and (b) the lesser of (i) the amount equal to the Maximum Revolver Amount less the sum of the Letter of Credit Usage at such time plus the principal amount of Swing Loans outstanding at such time and (ii) the amount equal to the Borrowing Base at such time less the sum of the Letter of Credit Usage at such time plus the principal amount of Swing Loans outstanding at such time. The “Borrowing Base” is generally comprised of the sum, at the time of calculation, of (a) the amount equal to 85% of Eligible Accounts of each Borrower, each Canadian Guarantor and the Dutch Guarantor; plus (b) the amount equal to the lesser of (i) 65% multiplied by the Value of Eligible Inventory of each Borrower, each Canadian Guarantor and the Dutch Guarantor or (ii) 85% of the Net Recovery Percentage multiplied by the Value of such Eligible Inventory, plus (c) the Real Property Availability (initially $17,220,000, reduced by $287,000 each calendar quarter commencing on July 1, 2016) minus (d) the aggregate amount of reserves, if any, established by Wells Fargo in its role as Agent in its reasonable discretion (including, without limitation, the Orange County IRB Reserve). The Credit Agreement further provides that: the aggregate principal amount of Revolver Usage based on the Eligible Accounts, Eligible Inventory and Eligible In-Transit Inventory of the Dutch Guarantor outstanding at any time shall not exceed $10,000,000; and that the aggregate principal amount of Revolver Usage based on the Eligible In-Transit Inventory shall not exceed $15,000,000. All capitalized terms used but not defined herein shall have the meanings given to same in the Credit Agreement to be filed with the Company’s Annual Report on Form 10-K.

Interest and Letter of Credit Fees
Generally, the Borrowers may designate specific borrowings under the Revolving Credit Facility as either Base Rate Loans or LIBOR Rate Loans, except that Swing Loans may only be designated as Base Rate Loans.
Loans under the Revolving Credit Facility designated as LIBOR Rate Loans shall bear interest at a rate per annum equal to the then-applicable LIBOR Rate (in no event less than 0%) plus the applicable margin as shown in the table below.
Loans under the Revolving Credit Facility designated as Base Rate Loans shall bear interest (the “Base Rate”), for any day, at a rate per annum equal to the applicable margin for Base Rate Loans (as shown below) plus the highest of: (a) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%); (b) the then-applicable one month LIBOR Rate (in no event less than 0%) plus one percent (1.00%); or (c) the rate of interest in effect for such day as publicly announced from time to time by Wells Fargo as its “prime rate.”
The applicable margin for all Loans under the Revolving Credit Facility from time to time will be a function of the quarterly average from time to time, for the preceding fiscal quarter, of Excess Availability (i.e., an amount equal to (a) the lesser of the Borrowing Base or the Maximum Revolver Amount minus (b) Revolver Usage minus (c) past due payables in excess of $2 million that are past due by more than 60 days plus (d) Qualified Cash of up to $10 million) under the Revolving Credit Facility (such amount being referred to below as the “Quarterly Average Excess Availability”), as follows:

Tier	Quarterly Average Excess Availability	Applicable LIBOR Rate Margin	Applicable Base Rate Margin
1	Greater than $50,000,000	1.75%	.75%
2	Greater than or equal to $25,000,000 but less than or equal to $50,000,000	2.00%	1.00%
3	Less than $25,000,000	2.25%	1.25%
Letter of credit fees shall be payable on the maximum amount available to be drawn under each outstanding letter of credit from time to time at a rate per annum equal to the Applicable LIBOR Rate Margin. Such fees will be payable monthly in arrears.
Amounts outstanding in respect of the Term Loan from time to time shall bear interest at a rate per annum equal to either (as selected by the Borrowers from time to time pursuant to the Credit Agreement), (a) the then-applicable LIBOR Rate (in no event less than 0%) plus a margin of 4.25% or (b) the then-applicable Base Rate plus a margin of 3.25%.
Upon the occurrence and during the continuation of an Event of Default, all Obligations shall generally bear interest at a default rate equal to 2% per annum above the per annum rate otherwise applicable thereto.

Maturity; Amortization; Prepayment
All amounts outstanding under the Revolving Credit Facility will mature and become due on April 26, 2021 (with interest only payable prior to maturity, subject to the below required prepayments).
The Term Loan shall be repayable in 16 consecutive quarterly installments commencing on July 1, 2016, of which the first 15 quarterly equal installments shall be in the principal amount of $937,500, and with the last installment payable at maturity on April 1, 2020 in the amount of the entire unpaid principal balance of the Term Loan.
The Borrowers may prepay any amounts outstanding at any time, subject to payment of certain breakage and redeployment costs relating to LIBOR Rate Loans; provided that the Term Loans shall not be voluntarily prepaid unless, as of the date of such prepayment and after giving effect thereto, (a) no Default or Event of Default shall exist or have occurred and be continuing and (b) Excess Availability shall be not less than twelve and one-half percent (12.5%) of the Maximum Revolver Amount. The commitments under the Revolving Credit Facility may be irrevocably reduced at any time, without premium or penalty (other than the costs referenced in the immediately preceding sentence), to an amount not less than $100 million (unless outstandings under the Revolving Credit Facility are paid in full and such commitments are terminated).
If, at any time, the Revolver Usage on such date exceeds the lesser of the Borrowing Base or the Maximum Revolver Amount, then the Borrowers shall be obligated to prepay Revolver Usage within one (1) Business Day in an aggregate amount equal to any such excess. If any Loan Party receives Net Cash Proceeds (in excess of $100,000 in the aggregate during the term of the Credit Agreement) from certain sales or dispositions of assets by any Loan Party of assets, Borrowers shall prepay within one (1) Business Day the outstanding principal amount of the Obligations in an amount equal to one hundred (100%) of such Net Cash Proceeds. If, during a Cash Dominion Event, any Loan Party incurs certain Indebtedness, issues certain Stock or receives Extraordinary Receipts, Borrowers shall be obligated to prepay within one (1) Business Day the outstanding principal amount of the Obligations in an amount equal to one hundred (100%) percent of Net Cash Proceeds received therefrom.

If, at any time, the outstanding principal amount of the Term Loan is less than Term Loan Availability ($15 million at closing, subject to reduction (and increase to an amount not in excess of $15 million) based upon fluctuations from time to time in the value of Eligible Accounts and Eligible Inventory), the Borrower shall, upon demand by Agent, repay to Agent the amount of any such excess within one (1) Business Day of any such demand.
If, at any time, a Cash Dominion Event shall have occurred, proceeds of all Collateral may be applied by the Agent to the prepayment of the Obligations.

General
The Credit Agreement contains covenants that limit the ability of the Loan Parties and certain of their Subsidiaries which are not Loan Parties to, among other things: (i) incur additional indebtedness; (ii) incur liens; (iii) merge, consolidate or dispose of a substantial portion of their business; (iv) transfer or dispose of assets; (v) change their name, organizational identification number, state or province of organization or organizational identity; (vi) make any material change in their nature of business; (vii) prepay or otherwise acquire indebtedness; (viii) cause any Change of Control; (ix) make any Restricted Junior Payment; (x) change their fiscal year or method of accounting; (xi) make advances, loans or investments; (xii) enter into or permit any transaction with an Affiliate of any Borrower or any of their Subsidiaries; (xiii) use proceeds for certain items; (xiv) issue or sell any of their stock; (xv) consign or sell any of their inventory on certain terms.
At any time that the Term Loan is outstanding, the Loan Parties (other than the Mexican Guarantor) and certain of their Subsidiaries that are not Loan Parties must maintain a minimum Fixed Charge Coverage Ratio ranging (depending upon the applicable point in time) from (a) not less than 1.25 to 1.00 to (b) not less than 1.15 to 1.00.
At any time that Excess Availability falls below 12.5% of the Maximum Revolver Amount, the Loan Parties (other than the Mexican Guarantor) and certain of their Subsidiaries that are not Loan Parties must maintain a minimum Fixed Charge Coverage Ratio of not less than 1.0:1.0, until such time as Excess Availability has equaled or exceeded 12.5% of the Maximum Availability at all times for a period of thirty (30) consecutive days.
The Credit Agreement contains customary events of default, including, without limitation: failure to pay when due principal amounts in respect of the Credit Agreement; failure to pay any interest or other amounts under the Loan Documents for a period of three (3) Business Days after becoming due; failure to comply with certain agreements or covenants contained in the Credit Agreement; failure to satisfy certain judgments against a Loan Party or any of its Subsidiaries; certain insolvency and bankruptcy events; and failure to pay when due certain Indebtedness in principal amount in excess of $5 million.
The Obligations under the Loan Documents are secured by a general lien on and security interest in substantially all of the assets of the Borrowers and certain of the Guarantors, including accounts receivable, equipment, real estate, general intangibles and inventory. The Company has guaranteed the obligations of the Borrowers under the Credit Agreement.
The terms of the Credit Agreement were established in an arms-length negotiation in which Wells Fargo acted as agent for the various lenders. There are no material relationships between the Agent and the other lenders under the Credit Agreement and the Company, the Borrowers or Guarantors, other than that Wells

Fargo Securities, LLC has acted as exclusive financial advisor to the Company, and that certain lenders or their affiliates now provide, and may in the future provide, cash management and other services to the Company. The Agent will receive customary fees in connection with its services as agent under the Credit Agreement.
The above description of the Credit Agreement does not purport to be a complete statement of the parties rights and obligations under the Credit Agreement and is qualified in its entirety by reference to the Credit Agreement, which the Company expects to file with its next Annual Report on Form 10-K. Any information disclosed in this Current Report on Form 8-K or the exhibits hereto shall not be construed as an admission that such information is material.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
To the extent applicable, the contents of Item 1.01 above are incorporated into this Item 2.03 by this reference.

Item 7.01    Regulation FD Disclosure
On April 28, 2016, the Company issued a press release announcing that it had successfully completed the refinancing of its global revolving credit facility and had entered into a new $155.0 million asset-based credit facility. A copy of the press release is furnished as Exhibit 99.1 to this report.
The information furnished under Item 7.01, including Exhibit 99.1, shall not be deemed to be filed for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any registration statement filed under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated April 28, 2016, relating to VOXX International Corporation’s entry into the Credit Agreement (furnished herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VOXX INTERNATIONAL CORPORATION (Registrant)

Date: May 2, 2016
BY: /s/ Charles M. Stoehr
Charles M. Stoehr
Senior Vice President and
Chief Financial Officer